CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

MANUFACTURING AGREEMENT

This MANUFACTURING AGREEMENT (the “Agreement”), dated as of 26th February, 2014 (the “Execution Date”), is entered into between Maco Productions, a corporation organized under the laws of France, registered at the Trade Register of Lille Métropole under n° 313 777 997 and Represented by Mr. Ronald de Lagrange-Chancel, President and Maco Pharma, a corporation organized under the laws of France, registered at the Trade Register of Lille Métropole under n° 391 600 905 and Represented by Mr. Ronald de Lagrange-Chancel, President (hereinafter called together the “Contractor”), and Macrocure LTD., a corporation organized under the laws of Israel with a principal place of business at 25 Hasivim St. Petach Tikva 49517, Israel (hereinafter called the “Customer”).

(Each of the Contractor and the Customer shall hereinafter be referred, separately, as a “Party” and collectively as the “Parties”).

Recitals

Whereas the Customer designs, develops and sells pharmaceutical products based on macrophages cultured from human blood and which are intended for healing wounds; and

Whereas the Contractor carries on a business of manufacturing medical devices and pharmaceutical products on behalf of its customers and based on their production files;

Whereas the Contractor and the Customer have collaborated in order to develop the Products (as defined below). Clinical studies are carried out by the Customer and it is foreseen that the Contractor, based on the results of such studies, shall be required to submit an application for CE mark and a FDA approval for the Products.

Whereas the Customer is desirous of engaging the Contractor to manufacture the Products (as defined below) exclusively for the Customer in the Territory (as defined below); and

Whereas the Contractor is desirous of accepting such engagement and further represents that, having regard to the Production Files (as defined below) of the Products supplied to it by the Customer, it has the necessary personnel, capacity, facilities and equipment for the manufacture of the Products, pursuant and subject to the terms hereof.

Now, therefore, in consideration of the mutual promises and covenants set forth herein, the Parties hereto, intending to be legally bound, have agreed and do hereby agree as follows:

1. Definitions

In addition to the terms defined elsewhere in this Agreement, the terms set forth below have the meaning indicated for the purpose of this Agreement.

1.1 “Affiliate(s)” means any Person (as defined below) which controls, is controlled by or is under common control with the Contractor or the Customer, as the case may be. The term “control” means the ownership, directly or indirectly, of fifty percent (50%) or more of the voting stock or equity interest of the subject Person, or such other relationships as, in fact, constitute actual control.

1.2 “Batch” means a defined quantity of Products and which is identified by a unique production number.

1.3 “Batch Documentation” means a copy of the executed batch record and all deviation and investigation reports.

1.4 “Certificate of Analysis” means an authenticated document, issued by a quality unit for every Batch that certifies the quality and conformity of the Product, all in accordance with the provisions of the quality agreement.

1.5 “cGMP” means all applicable Good Manufacturing Practices, including but not limited to current “Good Manufacturing Practices” and any other methods used for the manufacturing, testing, validation, labeling, packaging, storage, shipment and installation of any and all pharmaceutical products, equipment and related materials to ensure that such products and materials meet the legal requirements for safety and effectiveness as established by the applicable Regulatory Authority, including specifically, without limitation, EU directive 2001 /83/EC as amended and EU Guidance on Good Manufacturing Practices, and the relevant regulations in force regarding medical devices.

1.6 “Effective Date” shall mean the date of the last signature of this Agreement.

1.7 “FCA” means Free Carrier Contractor’s Sites; as such term is defined in the ICC Incoterms 2010.

1.8 “Contractor’s Sites” means the manufacturing or logistic sites of the Contractor at which the Contractor will either manufacture or stock the Products for the Customer in accordance with this Agreement. The Contractor’s Sites are located for manufacturing only in Tourcoing (France), Wroclaw (Poland) or Tunis (Tunisia), depending on the manufacturing planning process of the Contractor.

1.9 “Person” means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, limited liability company, trust or government, or any agency or political subdivision of any government, or any other entity.

1.10 “Product(s)” means the Kit manufactured in accordance with the Product Information and the specifications of the Products as defined in the quality agreement (attached hereto as Appendix B) and the requirements of cGMP, subject to modifications as set forth in Article 6 to this Agreement.

1.11 “Product Information” means all information and data relating to the Product, including including but not limited to formulae, methods of manufacture, product descriptions, test methods, validation of test methods, specifications, and all other supporting documentation, data and reports provided by the Customer to the Contractor, or developed or acquired by the Contractor for the benefit of Customer during the Term in connection with the manufacture and supply of Product, and all applications, submissions, filings and correspondence of the Contractor, the Customer and/or their respective Affiliates with any relevant Regulatory Authority with respect to the Product.

1.12 “Production Files”: means a file containing information required for the manufacturing, assembling and finishing of the Products in accordance with the Product Information and specifications of the Products as defined in the quality agreement (attached hereto as Appendix B).

1.13 “Regulatory Authority” means any governmental authority (whether federal, state, local), including but not limited to the EMEA, national EU authorities, FDA, Israeli MOH regulating the development, manufacture, packaging, labeling, storage, import, export, distribution, marketing, sale and/or intended use of the Product in Europe, the United States, or any other country where the Customer markets or may market the Product, or the jurisdiction where the Product is manufactured.

1.14 “Term” means the period during which this Agreement is in force in accordance with its terms.

1.15 “Territory” means worldwide.

1.16 “Kits” means either (i) preparation kit which contains 6 bags; or (ii) distribution kit which contains 10 bags, as applicable in the quality agreement (attached hereto as Appendix B).

2. Manufacture and Purchase of the Product(s)

2.1 The Contractor shall exclusively manufacture and sell the Products to the Customer in such quantities that are specified in the purchase orders placed by the Customer pursuant to this Agreement and on the terms and conditions set forth in this Agreement. The Contractor will produce the Products exclusively for the Customer and shall not, in any case, produce or sell the Products to other customers.

2.2 The Customer shall, during the Term, exclusively purchase from the Contractor the Products in accordance with and subject to the terms and conditions that are specified in this Agreement, including, without limitation, Contractor’s compliance with the Lead Time, the quality of the Products conforming with the terms of the quality agreement, the Pricing List and Contractors acceptance of all purchase orders of Customer (all as defined below in this Agreement).

3. Minimum Order Quantities.

Each purchase order to be issued by the Customer for the purchase of the Products shall be at a minimum unit quantity order of ***** units per each Kit (the “Minimum Order”).

Customer commits to purchase from Contractor a minimum annual unit quantity as per the table below (each such quantity per each applicable calendar year, the “Committed Quantity”):

Reference *****:

Year	Quantity (in units)
2014	*****
2015	*****
2016	*****
2017	*****
2018	*****
2019	*****

In case of any Change Request (in accordance with Article 6), any change to the Minimum Order of Products shall be agreed between the Parties in writing.

Customer undertakes that, upon the last day of August in each applicable calendar year in which Customer has committed to the Committed Quantity, Customer shall issue a purchase order for the purchase of such number of units of the Product equal to the difference between the amount of units of the Product actually purchased by Customer in such applicable calendar year and the Committed Quantity applicable to that calendar year.

4. Purchase Orders

The purchase and sale of all Products under this Agreement shall be implemented by the Customer’s issuance of individual purchase orders to the Contractor for specific quantities of Products. Contractor shall be required to deliver the Products ordered under an applicable purchase order at the agreed delivery location within ninety (90) days following issuance of the applicable purchase order (“Lead Time”). Purchase orders may be transmitted by facsimile or by email to which a scanned copy of the purchase order shall be attached and shall be deemed accepted upon the Contractor’s receipt thereof, so long as such purchase orders are consistent with the terms and conditions of this Agreement.

The Contractor shall be required to accept all purchase orders with respect to the order of the Product(s), so long as such purchase order is in accordance with the terms set forth above and the quantity of the Products ordered under that purchase order shall be no less than the Minimum Order.

In order to ensure constant supply of the Products, in each order in which, pursuant to Contractor’s quality inspection, a default rate of the units to be supplied under a specific purchase order exceeds 50% of the Products ordered, then Contractor shall be required to (i) notify Customer as promptly as possible in writing of the default rate (the “Notice”); and (ii) supply the number of defaulting units under the applicable purchase order no later than 50 days following the applicable date of the Lead Time.

5. Registration of the Products

5.1 The Contractor is responsible for submitting the required dossier to obtain the CE mark and FDA approval for the Product within 9 months following the date of duly receipt from the Customer of the full and relevant documentation needed at the submitting period, in order to validly submit such applications, and Customer shall bear any pre-approved costs and expenses associated with obtaining the above. Any other requirement needed to access a market for the Products shall also be assumed by the Customer.

5.2 Each Product’s modification with impact on the CE mark and FDA approval should be agreed to in advance by the Parties. In that case, the Customer commits itself to provide to the Contractor with the test results required to support the new CE mark and FDA approval processes. Customer shall bear any costs and expenses of obtaining a CE mark and FDA approval, as applicable, associated with the above modification.

6. Right of First Refusal; Modifications of the Product(s)

For so long as this Agreement is in effect, the Customer commits itself to provide the Contractor with a right of first refusal for the manufacturing of any products containing similar specifications as to the Products. Contractor shall have thirty (30) days from the date a notice is provided to it by the Customer to this respect, which notice shall contain (i) the specifications provided by the Customer to such third party manufacturer on which such third party manufacturer has based its offer; (ii) the price per unit offered by such third party manufacturer; and (iii) the lead time to which such third party manufacturer has committed to supply such product, to notify the Customer whether it wishes to perform such manufacturing services according to the terms set forth in such notice. In the event that Contractor accepts the terms set forth in the notice, the Customer will contract with the Contractor according to the terms set forth in the notice, provided that Customer shall be obligated to manufacture such products with Contractor so long as the price per unit offered by Contractor shall not exceed *****% of the price per unit offered by the third party manufacturer and the lead time to which Contractor has committed to supply such product shall not exceed ***** days more than the lead time to which such third party manufacturer has committed to supply such product. In the event that Contractor fails to notify the Customer within the above thirty (30) day period or Contractor does not meet the terms set forth in the notice, subject to the aforementioned agreed deviations, Customer shall be free to contract with a third party manufacturer with respect to such new product, for the provision of such manufacturing services. For each such new product to be manufactured by Contractor in accordance with the above, a new Production File will be drafted and agreed upon by both Parties. The above right of first refusal shall terminate upon such time as a notice of termination of this Agreement is provided, by either Party to this Agreement, in accordance with the terms of this Agreement. The aforementioned first refusal process only applies to products containing similar specifications as to the Products but not for use in carrying out the process described in patent EP0804072 or WO2010100570.

Should the Customer desire any modifications to the Product, the Customer will submit a written request to Contractor (the “Change Request”). Within twenty one (21) days after Contractor’s receipt of the Change Request, Contractor will advise the Customer of any reasonable cost, schedule or other impact of such change. The change will be implemented only after the Customer approves such impact in writing. Any such modifications shall be affixed to the Production File, when finally approved by the Customer.

7. Supply Delays

In the event that the Contractor shall not be able to deliver the Products pursuant to a specific purchase order at the Lead Time, Contractor shall be required to notify the Customer immediately upon such time as the Contractor has knowledge of such delay. Contractor will make its best efforts to divert the manufacturing to any other one of Contractor’s Sites in order to minimize the delay of delivery to the earliest possible date following the Lead Time. In the event such delay exceeds or is expected to exceed fifty (50) days following the applicable Lead Time, the Customer shall be entitled to: (i) cancel the applicable purchase order and be reimbursed with any amounts previously paid by Customer on account of such canceled purchase order; and (ii) manufacture the Product with any third party manufacturer without such being deemed as a breach of the terms of this Agreement.

For the purposes of minimizing obstruction of the constant supply of the Products, Contractor shall be required within 18 months following the execution of this Agreement to provide an alternative manufacturing site in which the Product may be manufactured and to take any actions required in order to obtain any required governmental or other applicable authority certification for such alternative site. The Customer shall bear all costs and expenses related to obtaining the above mentioned certification, provided that Contractor has pre-approved such costs and expenses with Customer in writing.

8. Batch Documentation.

8.1 The Contractor will deliver to the Customer a Certificate of Analysis with all the release records signed and approved by the Contractor for each batch of Products, certifying that the Contractor has the Batch Documentation and supportive test results with respect to each batch of Products manufactured and delivered to the Customer pursuant to this Agreement, demonstrating that the product release specifications, as defined in the quality agreement, have been met. The Contractor represents and warrants that the Certificate of Analysis, the Batch Documentation and other documentation supplied to the Customer under this Agreement will be accurate and complete. If the Customer requires supplemental documents from the Contractor, including and without limitation in order to obtain or in connection with any Regulatory Authority approvals for the Product, or in connection with any Product recall, the Contractor agrees to cooperate with the Customer and to make available to the Customer such additional or supplemental documentation as may reasonably be requested by the Customer.

The Customer shall bear all pre-approved costs and expenses related to obtaining the above mentioned supplemental documents.

The Contractor will retain originals of all Batch Documentation, any and all other documentation generated by it in connection with the processing and testing of the Products under the terms of this Agreement, and all records which may be reasonably necessary to assist the Customer in the event of a product recall or otherwise, for not less than five (5) years after the date of expiration of date of the Batch of Product to which they pertain and, if longer, such period as is required by local regulations in force in the Territory.

9. Shipment

All Products will be delivered to the Customer FCA Contractor’s Sites (Incoterms 2010).

Nevertheless, the Customer commits itself to carry the Products under the terms and conditions specified in the Product label. The Customer commits itself to verify the quantity of Products received at Customer site. The Customer is responsible to control the Product storage conditions after delivery.

10. Title; Risk of Loss

Title to the Products and risk of loss shall pass from the Contractor to the Customer FCA Contractor’s Sites (Incoterms 2010).

11. Product inspection

The Products received by the Customer shall be subject to inspection and testing by the Customer within 20 working days following the date of receipt of the applicable shipment of Products at Customer’s site to verify the quality and to either accept or reject (by way of written notice to the Contractor) the Products delivered thereunder, in whole or in part, which do not meet such quality specifications set forth in the quality agreement, as may be amended from time to time. When the results of any inspection or testing indicate that Products do not conform to the specifications prescribed in the Production Files or the purchase order or any provisions of this Agreement, the quality agreement or is otherwise defective, the Customer will give the Contractor a written notice thereof. The Contractor shall have twenty one (21) days from the receipt of the notice from Customer, within which to respond to Customer’s claims. In the event Contractor rejects Customer’s claims that the Products are defective, Contractor shall be required to provide supporting documentation and evidence to substantiate such rejection, and the provisions of Section 19 shall apply. In case the Contractor does not reject Customer’s claims, Contractor undertakes that it shall make free of charge replacement delivery of conforming Products, at Contractor’s expense, and the Contractor shall have the right, at its sole discretion, to determine whether to return or destroy any nonconforming Products, at its expense, including transportation and handling costs and limited to Customer’s out of pocket expenses and other expenses described elsewhere in this Agreement. Payment for Products shall not be deemed acceptance of such Products; the Customer will be credited with the price of rejected Product.

12. Terms of Payments

The price per each unit of the Products shall be the fixed prices set forth in Appendix A attached hereto, which may be updated, from time to time, by execution by both Parties of new schedules (“Pricing List”).

The Contractor will invoice the Customer for Products supplied to the Customer in accordance with the Pricing List attached to this Agreement.

Unless otherwise agreed to between the Parties in writing, the Customer shall pay the Contractor for each purchase order issued for the purchase of the Products pursuant to this Agreement, in Euro, (i) 50% of the amounts covered by a specific purchase order, in advance and upon order; and (ii) the balance equal to 50% of the amounts covered by the same specific purchase order, after Customer’s acceptance of the Products following inspection in accordance with the provisions of Section 11 above.

13. Additional Agreements; Regulatory Matters

The Parties acknowledge and agree that the Customer is engaging the Contractor as an independent contractor to manufacture and supply the Products in accordance with the Production Files, the quality agreement and this Agreement. The Customer will grant the Contractor with a limited, revocable right to use all Product Information and know-how owned or licensed by the Customer which is necessary for, and for the sole purpose of, the manufacture of the Products for the Customer solely, on and subject to the terms of and only for the duration of this Agreement.

14. Regulatory Authority Approval of Manufacturing Site.

14.1 The Customer shall cooperate with and provide reasonably necessary assistance to the Contractor, as reasonably requested by the Contractor, in qualifying the Contractor’s Sites for manufacturing the Products and for transferring the manufacturing technology and processes for the Products to the Contractor’s Sites, including, assisting in conducting all such tests, scientific and technical activities required to generate the data necessary to obtain the approval by the Regulatory Authorities in the Territory.

14.2 Notification of certain events. One Party shall notify, both orally and in writing, the other Party within 48 hours, if possible, upon any of the following of which the notifying Party becomes aware of:

- (i) any pending or threatened litigation, governmental investigation, proceeding or action involving the Products,

- (ii) any defective Products or any information which may suggest that the Products are or may be defective,

- (iii) any Products which fail to meet the specifications mentioned in the Production Files and the quality agreement, or any information which may suggest that the Products do not or may not meet the specifications and requirements set forth in the Production Files and the quality agreement. The Contractor shall investigate and the Customer shall provide the Contractor with any reasonable assistance requested in connection with such investigation,

- (iv) any other event which may affect the supply of any of the Products.

14.3 Regulatory Inspections. The Contractor agrees to notify the Customer promptly of any inspections by the Regulatory Authorities in the Territory which pertain to any Products, and shall promptly provide the Customer copies of all material, correspondence, reports, notices, findings and other material pertinent to such inspections, as they are received or produced by the Contractor and as may be relevant to the Products. The Contractor shall have the right to extract from any such copies only such segments that do not relate in any manner to Products. Costs of such Regulatory Inspections shall be borne by the Customer.

14.4 Changes required by Regulatory Authority. If any Regulatory Authority requests any changes to the Product’s Production Files or the manufacturing process, (including but not limited to any changes as a result of an audit performed by any Regulatory Authority), the Contractor shall inform the Customer and only upon Customer’s written approval, will make such changes and shall promptly advise the Customer as to any lead-time changes or other changes which may result therefrom. The Customer has 15 days to accept these changes. Those changes will be captured by the Contractor in a “Customer Change Notification” or any other approved quality system method for notifying the Customer of the changes. These regulatory changes will be done by the Contractor at Customers’ expense.

15. Representations and warranties

15.1 Representations and warranties of the Contractor. The Contractor represents and warrants to the Customer that: (i) it shall obtain and maintain all necessary permits, registrations and licenses required to manufacture, export and supply the Products under this Agreement as applicable to regions in which the Contractor’s Sites are established; (ii) upon Customers instructions and at Customer’s pre-approved costs, it will comply with all laws, rules and regulations, applicable to its manufacturing, labeling, packaging, storage and shipment of the Products in effect from time to time as applicable to regions in which the Customer sells its products utilizing to this respect, the Products; and (iii) the Products supplied pursuant to this Agreement shall conform with the specifications as set forth in the Production Files and as specified in the quality agreement (attached hereto as Appendix B); and (iv) the Contractor has full right and authority to enter into this Agreement without the consent or approval of any third party.

15.2 Representations and warranties of the Customer. The Customer represents and warrants to the Contractor that: (i) it shall obtain and maintain all necessary permits, registrations and licenses required for it to perform its obligations to the Contractor under this Agreement and shall comply with all laws, rules and regulations of any governmental body which may be applicable thereto, required for it to perform its obligations to the Contractor under this Agreement; and (ii) it has full right and authority to enter into this Agreement without the consent or approval of any third party.

16. Limitation of liability

16.1 The Contractor would indemnify the Customer against all legal costs, claims, demands, liabilities and money judgments incurred by or rendered against the Customer by any third party, only in the case where and to the extent that such action may arise from a delivery of Products non-compliant with the Product Information, the specifications (as such defined within the provisions of the quality agreement) and the Production Files or from a delivery of Products whose defect is linked to the manufacturing process, despite the compliance with the Product Information and the specifications set forth in the quality agreement, defect which could not have been detected by the reception processes of the Customer imposed by the applicable regulations and/or Regulatory Authority.

16.2 In any case other than in connection with Contractor’s indemnification obligations pursuant to this Agreement and unless otherwise agreed to under this Agreement, the amount of the liability of the Contractor could not be higher than the aggregate purchase amount under purchase orders issued by Customer to the Contractor within the 6 month period preceding the date of the applicable claim.

17. Intellectual property rights

17.1 The Customer hereby grants to the Contractor and to such the Contractor’s Affiliates pre-approved by Customer in writing, a royalty free manufacturing license to manufacture the Products in the regions in which the Contractor’s Sites are established. During the Term of this Agreement and subject to any provision stating otherwise in this Agreement, this exclusivity granted to the Contractor prohibits the Customer to exploit such manufacturing license on his own.

The Customer will indemnify the Contractor against all legal costs, claims, liabilities, demands and money judgments incurred by or rendered against the Contractor by any third party arising from a patent infringement action against the Products, provided that: (1) Contractor promptly notifies Customer in writing of the assertion, threat or institution of any such claim, suit or proceeding; (2) Customer shall have sole control of the defence of any action and negotiation for its settlement or compromise; and (3) Contractor shall refrain from making any compromising admission in connection with any such claim and shall provide all necessary authority, information and assistance for a proper defence. In any event, Customer shall not be liable for indemnification arising out of a patent infringement action against the Products if such claim is based in whole or in part on the manufacturing processes of Contractor. The foregoing states the entire liability of Customer with respect to the above.

The Customer shall retain full and exclusive rights, title, interest throughout the world to any and all intellectual property rights (including, without limitation, any patent rights, model and design rights, trademark rights, and/or any applications for such rights, copyrights, neighboring rights, portrait rights, database rights, trade names and know how, as well as any similar rights) used in connection with, relating to (directly or indirectly) or embodied in the Products, and detailed in the patent EP0804072 and equivalents and derivatives thereof, including without limitation the Production Files and Product Information owned by the Customer, excluding any know-how of Contractor in connection with the manufacturing processes utilized by it for the purpose of production of the Product under this Agreement (collectively “Customer’s Intellectual Property”).

17.2 The Contractor shall not at any time claim any right, title or interest in or to Customer’s Intellectual Property, by registration or otherwise.

17.3 The Contractor shall immediately inform the Customer, in writing, of any actual or potential infringement of the Customer’s Intellectual Property or of any actual or potential infringement by the Customer’s Intellectual Property of any third party’s intellectual property or proprietary rights, which come to its attention and shall provide, at Customer’s preapproved cost, all assistance and information required by the Customer in connection with any such infringement.

18. Confidentiality

18.1 “Confidential Information” may include methods, processes, techniques, shop practices, formulas, compounds, compositions, organisms, equipment, research data, clinical and pharmacological data, financial marketing and legal data and all other know-how and trade secrets which are in the possession of the Parties or their Affiliates, and other information disclosed or submitted, orally, in writing, or by any other media, to one Party (hereinafter called the Recipient) by the other Party (hereinafter called the Discloser).

Confidential Information disclosed orally shall be identified as such within thirty (30) days of disclosure. Nothing herein shall require Discloser to disclose any of its information.

18.2 Recipient agrees not to use the Confidential Information in any way or to manufacture or test any product comprising or embodying Confidential Information, except for the purpose of carrying out its obligations under this Agreement. Discloser warrants that it owns and has the right to such Confidential Information and is free to disclose such Confidential Information to Recipient pursuant to the terms of this Agreement.

Recipient agrees that it shall:

i) make no use of any of the Confidential Information except for the purpose of carrying out its obligations under this Agreement,

ii) not disclose any of the Confidential Information to third parties,

iii) disclose the Confidential Information only to its officers, directors, employees, Affiliates, consultants or subcontractors, if any, with a specific need to know, duly advised of the existence and obligations of the present Agreement, and having accepted to fully respect its terms.

iv) maintain the Confidential Information in the confidence in the same manner it treats its own internal Confidential Information,

v) evaluate data and information relating to Confidential Information, however Recipient will not copy such data or information except for the purpose of carrying out its obligations under this Agreement,

18.4 This Agreement shall not, in any event, apply to any information, data, other information, procedures or know-how comprising part of the Confidential Information which:

i) was known to, or otherwise in the lawful possession of Recipient prior to the receipt of such Confidential Information from Discloser as can be substantiated by written records,

ii) was received by Recipient without breach of this Agreement from a third party without restriction as to the use or disclosure of such information,

iii) has become publicly known through no wrongful act of Recipient,

iv) is required to be disclosed by law, provided however, that the Recipient will give to the Discloser a prompt written notice of such requirement so that the Discloser can take appropriate action to suppress the disclosure of its Confidential Information or else insure that its Confidential Information is disclosed under confidentiality provisions only.

18.5 Recipient agrees that all Confidential Information shall remain the sole property of Discloser.

Nothing contained herein shall be construed as granting or implying any transfer of rights to Recipient in the Confidential Information, or any patents or other intellectual property protecting or relating to the Confidential Information.

18.6 The foregoing commitments of the Recipient shall survive any termination and/or expiration of this Agreement, and shall continue for a period commencing as of the last signature date of this Agreement and ending upon ten (10) years after the termination and/or expiration of this Agreement.

19. Dispute resolution

19.1 In the spirit of continued cooperation, the Parties intend to and hereby establish the following dispute resolution procedure to be used in the event of any controversy should arise out of or concerning the performance of this Agreement.

19.2 It is the intent of the Parties that any dispute shall be resolved informally and promptly through good faith negotiations between the Contractor and the Customer. Either Party may initiate negotiation proceedings by written notice to the other Party setting forth the particulars of the dispute. The Parties agree to discuss in good faith to jointly define the scope and method to remedy the dispute. If within fifteen (15) days these proceedings are not productive of a resolution, then the directors or its representative persons of both Parties shall discuss together to confer in a bona fide attempt to resolve the matter within fifteen (15) days.

19.3 Should the foregoing procedure not bring a mutually satisfactory solution within an aggregate of thirty (30) days, both Parties agree to resolve any dispute through an arbitration process in the UK.

19.4 Due to the fact that the Products manufactured hereunder are mission critical to the Customer, the Contractor hereby commits, notwithstanding any dispute which may arise between the Parties, to continue to manufacture and deliver all Products ordered under purchase orders issued during or prior to such dispute period and under no circumstances shall cease to manufacture the Products. Notwithstanding the aforementioned in this Section 19.4, Contractor shall be entitled to cease to manufacture and deliver Products to the Customer only upon non-payment by Customer of undisputed amounts due to Contractor under this Agreement, and with respect to amounts disputed between the Parties, the Contractor shall be entitled to cease manufacturing and delivering the Product only upon resolution of the dispute, in accordance with the dispute resolution process set forth above.

19.5 This Agreement shall be governed by and construed in accordance with the laws of UK, without giving effect to its conflict of law rules, and, subject to the exhaustion of the dispute resolution mechanism described above, the Parties irrevocably submit to the exclusive jurisdiction of the competent courts in London, UK in respect of any dispute or matter arising out of or connected with this Agreement.

20. Materiovigilance

20.1 The Contractor must assume materiovigilance of the Products which are CE marked Products.

20.2 If the controls carried out by the Contractor make it apparent that certain units of Products do not comply with the specifications of the Production Files or the quality agreement, or that they are defective, the Contractor commits itself to inform the Customer within forty-eight (48) hours from the discovery of such problem in respect of one Product or in respect of a batch of Products.

20.3 In the concern of materiovigilance and traceability of the Products, and in order to warrant both their quality and safety, the Customer commits itself to provide the Contractor: with an updated list of its production sites (excluding information related to its patients) using the Products, at least once a year, and at any time upon reasonable request of the Contractor; at any time upon reasonable request of the Contractor, dealing with information details, data about Products, data from customers (excluding information related to its patients), data regarding claims, mentioning the batch numbers concerned and all other relevant information as regards the Products; reasonable cooperation of the Customer and production sites mentioned above during Product recalls.

The Customer commits to help the Contractor in its obligation of materiovigilance, and to inform the Contractor of each case of a materiovigilance event known to the Customer.

20.4 The Contractor is, at all times, entitled to advise the Customer to withdraw any of the Products from the market in the applicable Territory in case of a materiovigilance event.

In such event, the Contractor’s sole obligations towards the Customer will be:

to take back the stock of such recalled Products in the Customer’s possession (including any Products recalled by the Customer upon the Contractors instructions), and at the Contractor’s discretion,

to replace the recalled Products in priority but in any event no later than 30 days from the materiovigilance event or upon Customer’s request.

All the costs related to the materiovigilance shall be borne respectively by the Contractor or the Customer whether the materiovigilance event is due to Contractor’s manufacturing defect or to Customer’s non-compliance with the terms and conditions of the Product specifications as more fully set forth in the quality agreement. In case of a shared responsibility implied by a materiovigilance event, costs associated to a possible recall will be shared between the Parties.

21. Term

21.1 Unless earlier terminated pursuant to Section 22 below or by mutual written consent, this Agreement shall commence upon the date of its last signature by the Parties and shall continue for a period of six (6) years (the “Initial Term”).

21.2 At the end of the Initial Term, the Agreement shall be renewed by signature of an amendment.

22. Termination

22.1 Termination for Convenience. Notwithstanding anything stated in this Agreement and in addition to any termination rights, either Party may terminate this Agreement by giving the other Party hereto, not less than nine (9) months prior written notice. The Contractor commits to deliver all the orders issued during such termination notice period. In the event the Customer terminates this Agreement pursuant to the provisions of this Section 22.1, Customer shall be required to issue the Contractor a purchase order for the purchase of such number of units of the Product equal to the difference between the amount of units of the Product actually purchased by Customer in such applicable calendar year and the Committed Quantity applicable to that calendar year. For the avoidance of doubt, except as explicitly set forth in this Section 22.1, Customer shall not be obligated to purchase the Committed Quantity for any other calendar year.

In the event Contractor terminates this Agreement pursuant to the provisions of this Section 22.1 at any time prior to the lapse of three (3) years following such time as the Customer has commenced investments and costs as set forth in the quality agreement, Contractor shall be required to reimburse Customer with 50% of such amounts related to termination at will as set forth in the quality agreement (“Reimbursement of Investment”).

22.2 Default. In addition to any other termination rights provided elsewhere in this Agreement, if either Party at any time breaches any of the provisions of this Agreement, the other Party shall have the right to terminate this Agreement upon nine (9) months written notice whereupon this Agreement shall terminate unless the alleged breach is corrected within such notice period. The Contractor commits to deliver all the orders issued during such termination notice period for deliveries due during such termination notice. In the event the Customer terminates this Agreement pursuant to the provisions of this Section 22.2, Contractor shall be liable for 50% of the full Reimbursement of Expenses, as set forth in Section 22.1 above. In the event the Contractor terminates this Agreement pursuant to the provisions of this Section 22.2, Customer shall be required to issue the Contractor a purchase order for the purchase of such number of units of the Product equal to the difference between the amount of units of the Product actually purchased by Customer in such applicable calendar year and the Committed Quantity applicable to that calendar year.

22.3 Bankruptcy or insolvency. In addition to any other termination rights provided elsewhere in this Agreement, if either Party shall become bankrupt or insolvent, then the other Party shall be entitled to terminate this Agreement forthwith by written notice to such Party.

22.4 Survival of rights. The termination of this Agreement for any reason shall be without prejudice to, and shall not affect, the right of either Party to recover from the other any and all payments to which either Party may be entitled, or any other rights of either Party and all such rights of both shall survive any such termination, unless otherwise and explicitly agreed to by the Parties in this Agreement.

23. Miscellaneous

23.1 Force Majeure. Neither Party shall be liable for any failure or delay in its performance under this Agreement due to acts of God, acts of civil or military authority, fires, floods, earthquakes, riots, wars, sabotage, labor disputes, material unavailability due to production stoppage by a Contractor’s supplier only due to Contractor’s Force Majeure or any other cause beyond the reasonable control of the delayed Party provided that the delayed Party, (i) gives the other Party written notice of such cause, and (ii) uses its reasonable efforts to remedy such delay in its performance. In the event of Contractor’s Force Majeure which continues for a period exceeding fifty (50) days, Customer shall have the right to terminate this Agreement upon the lapse of such period without any obligation to payment of any penalties set forth in this Agreement.

23.2 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such provision shall be deemed null and void, and the remainder of the Agreement shall continue to be in full force and effect, while the Parties shall negotiate in good faith to replace the provision with another enforceable one reflecting as closely as possible the Parties initial intention.

23.3 Relationship of the Parties. Each of the Parties shall at all times during the term of this Agreement act as, and shall represent itself to be, an independent contractor. Neither Party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other Party whether express or implied, or to bind the other Party in a respect whatsoever.

23.4 Communication between the Parties

The Parties wish to improve their cooperation and communication. To this end, the Contractor will appoint a project manager in order to coordinate all future activities linked to this Agreement and who will serve as the contact of the Contractor. This will be of nature to enhance better cooperation and make easier exchanges of information and materials needed by the Customer.

23.5 Assignment. Neither Party may not assign its rights or obligations under this Agreement without the prior written consent of the other Party hereto, provided that in connection with an acquisition transaction in which all or substantially all assets of Customer are acquired, such assignment shall not require the consent of Contractor.

23.6 Survival. Articles 8 (only with respect to Batch Documentation retention), 16, 17, 18, 19, 20 and 23 shall survive the expiration or termination of this Agreement or any part thereof.

23.7 Notifications. Any and all notices and other communications whatsoever under this Agreement shall be in writing, sent by registered mail or by, email or facsimile to the address set forth above. Notices sent via registered mail shall be deemed to have been delivered within seven (7) business days after the date posted. With regards to notices sent via email or facsimile shall be deemed to have been received one (1) business day following the date of transmission.

23.8 Entire Agreement. No amendment of this Agreement will be valid unless made in writing signed by a duly authorized representative of both Parties. No provision of this Agreement will be deemed waived and breach or default excused unless the waiver or excuse is in writing and signed by the Party issuing it. The terms and conditions contained in this Agreement terminate and supersede all prior oral or written understanding between the Parties and shall constitute the entire agreement between them concerning the subject matter of this Agreement.

23.9 Counterpart. This Agreement may be executed in one or more counterparts, each of which will be deemed the original, but all of which will constitute but one and the same document. The Parties agree that this Agreement and its schedules may not be modified except in writing, signed by both Parties.

In Witness whereof, the Parties have caused this Agreement to be duly executed for and on behalf of:

Macrocure Ltd.		Maco Pharma Productions
By:	/s/ David Ben-Ami	By:	/s/ Ronald De Lagrange Chancel
Name:	David Ben-Ami	Name:	Ronald De Lagrange Chancel
Title:	Chairman	Title:	CEO

Appendix A:

Pricing List:

Product	Price
*****	*****
*****	*****

Appendix B:

QUALITY AGREEMENT

entered into this 26th February 2014, (“Effective Date”) between

Maco Productions, a corporation organized under the laws of France, registered at the Trade Register of Lille Métropole under n° 313 777 997 and Represented by Mr. Ronald de Lagrange-Chancel, President and Maco Pharma, a corporation organized under the laws of France, registered at the Trade Register of Lille Métropole under n° 391 600 905 and Represented by Mr. Ronald de Lagrange-Chancel, President (hereinafter referred together to as the “Manufacturer”), and Macrocure LTD., a corporation organized under the laws of Israel with a principal place of business at 9 Bareket St. Petach Tikva 49517, Israel (hereinafter referred to as “Macrocure”).

(Macrocure and Manufacturer may be referred to severally as “Party” and jointly as “Parties”)

Whereas, Manufacturer produces infusion bags and transfusion bags at its Authorized Facility (as defined in Appendix 7);

Whereas, Manufacturer supplies, or may supply, directly or indirectly, to Macrocure’s facilities located at MDA building, Tel HaSomer Israel or ARC Penn Jersy Region 700 Spring Garden st, Philadeliphia, PA 19123, the Products defined in Appendix A attached hereto (the “Product(s)”) pursuant to a certain manufacturing agreement signed by the Parties as of the date hereof (the “Manufacturing Agreement”) and/or purchase orders issued from time to time by Macrocure, for the purpose of the manufacturing, by Macrocure, of CureXcell® (“Finished Product(s)”);

Whereas, Manufacturer and Macrocure wish to define their respective responsibilities as to the quality aspects of manufacturing and release of Product(s) to ensure compliance with the approved Finished Products applications and/or Macrocure requirements and/or any other regulatory demands.

In connection with such responsibilities, this Quality Agreement sets forth a listing of activities associated with manufacture, supply, analysis, release and distribution of Product(s). Unless otherwise indicated, responsibility for each activity is assigned to either Macrocure, Manufacturer, or is assigned to both Manufacturer and Macrocure, as indicated in the listing.

NOW, THEREFORE, in consideration of the Parties’ agreement to perform the activities provided in this Quality Agreement and for other valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Manufacturer and Macrocure agree as provided in this Quality Agreement as follows:

1. Effective Date

The Effective Date of this Quality Agreement shall be the date written above, provided that this Quality Agreement has been duly executed by both Parties.

2.	Scope

This Quality Agreement outlines the respective responsibilities of Manufacturer and Macrocure with respect to the quality assurance of the Product(s) manufactured and/or supplied by Manufacturer for Macrocure (as specified in the preamble).

3.	Interpretation and Definitions

3.1.	The preamble to this Quality Agreement forms an integral part hereof.

3.2.	Clause headings in this Quality Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation thereof.

3.3.	All appendices to this Quality Agreement are attached hereto and incorporated herein by reference.

3.4.	In this Quality Agreement, unless the contrary intention appears: (a) the words “including” and “include” mean “including, but not limited to”; (b) the singular includes the plural and vice versa; (c) a reference to a person or entity (including Manufacturer or Macrocure) includes a reference to the person’s executors, administrators, successors, substitutes, and assigns.

4.	Amendments to the Quality Agreement

4.1.	This Quality Agreement may be amended only by written amendments, duly signed by both Parties. Appendix 5 may be amended by either Party by providing written notice to the other Party.

4.2.	The Parties agree to amend the relevant terms of this Quality Agreement that must be amended in order that the Product(s) shall continue to meet cGMP and regulatory requirements of applicable regulatory agencies, as may exist from time to time.

4.3.	To ensure the Agreement is up to date with current practices, Manufacturer and Macrocure will cooperatively review the Agreement every three (3) years from the Effective Date of the Quality Agreement (approval date). Revisions to the Agreement become valid only after mutual approval and signatures by representatives of Macrocure and Manufacturer’s quality management.

4.4.	If an amendment to this Quality Agreement is proposed, the proposing Party will circulate the proposed amendment to the appropriate contact person of the other Party for review and for internal approval. The appropriate contact persons at Manufacturer and Macrocure are listed in Appendix 5 (Contacts and Responsibilities).

4.5.	Without limiting any of the foregoing, in the event of a conflict between the terms of this Quality Agreement (whether or not amended) and the cGMP and/or the regulatory requirements of applicable regulatory agencies then in effect, such cGMP and/or regulatory requirements shall prevail.

5.	Term of Quality Agreement

This Quality Agreement shall commence on the Effective Date and shall remain in effect until the Manufacturing Agreement expires or is terminated in accordance with the terms thereof.

6.	Use of third parties

6.1.	Except for the third parties approved by Macrocure and specified in Appendix 6 attached hereto, Manufacturer shall not allow any other third party to manufacture, package, label, inspect, test and release Product(s) unless Manufacturer has disclosed in writing to Macrocure, the Manufacturer’s use of a third party, and in what capacity this third party is used, and subject to Macrocure’s prior written approval.

6.2.	If Manufacturer employs a third party to perform any or part of the manufacturing, packaging, labeling, inspection, testing, release and/or handling of Product(s) that is supplied to Macrocure, Manufacturer shall assure that the third party has been fully qualified to carry out successfully the work required to comply with the principles and guidelines of cGMP prior to performing such activity(ies) and has obtained and maintained all permits required under the relevant regulatory requirements. Manufacturer shall sign a confidentiality agreement with any third party providing for confidentiality of all Macrocure Confidential Information under obligations of confidentiality similar to and requiring the same protection or greater protection of confidential information as the obligations of confidentiality between Manufacturer and Macrocure.

6.3.	Manufacturer shall, however, retain all obligations under this Quality Agreement whether or not a third party manufactures, packages, labels, inspects, tests, releases and/or handles the Product(s) and shall be liable hereunder for any act or omission in violation of the terms of this Agreement, whether committed by Manufacturer or any party on its behalf.

6.4.	If a third party is used by Manufacturer to manufacture, package, label, inspect, test, release and/or handle the Product(s), Macrocure will be notified prior to the establishment of an agreement with such third party. Macrocure will have the right to conduct an on-site audit and qualification visit of such third party. Mutual agreement between Macrocure and Manufacturer regarding the qualification and acceptance of such third party must be reached prior to authorizing and/or approving such third party to perform services related to Macro cure Product(s). Macrocure agrees to treat such information as Confidential Information of Manufacturer and agrees not to contact any such third parties in connection with this Quality Agreement without notice to Manufacturer.

7.	Survival of Regulatory Obligations

All regulatory obligations contained herein that are required of either Party or both Parties by an applicable regulatory authority shall survive termination of this Quality Agreement.

8.	Assignment

8.1.	Manufacturer shall not assign any or all of its rights or obligations under this Quality Agreement without Macrocure’s prior written consent, which consent will not be unreasonably withheld. In the event Manufacturer begins to negotiate a transaction requiring such assignment, Manufacturer shall notify the appropriate Macrocure contact person indicated in appendix 5 (Contacts and Responsibilities) as soon as such notification is legally permitted.

8.2.	Macrocure shall have the right to assign any or all of its rights or obligations under this Quality Agreement without the consent of Manufacturer.

8.3.	The provisions of this Quality Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each Party.

9.	Product Specifications

9.1.	The Product(s) Specifications shall mean the specifications and testing methods for Product(s) as mutually agreed upon in writing by the Parties. The Product Specifications are attached hereto as appendix 3 (Monocytes/Macrophages Preparation System) and appendix 4 (Transfer Bags 10 Packs 40 mL).

9.2.	Changes to the Specifications must be mutually agreed upon and communicated in writing between the Parties.

10.	FDA Debarment

Manufacturer certifies that neither it nor any of its employees are debarred under section 306(a) and (b) of the Federal Food, Drug and Cosmetic Act or any similar procedure of the European Medicines agency or other applicable regulatory authority.

11.	Quality Responsibilities Table

The detailed listing of activities associated with manufacture, supply, analysis, and release of Product(s), specifying the respective individual responsibilities of the Parties is attached hereto as appendix 1.

12.	Notices

Notwithstanding any specific notice provision pursuant to this Quality Agreement, any written communication required or permitted to be made or given hereunder may be made or given by either Party by facsimile, by first class mail, postage prepaid, or by courier to the mailing address or facsimile numbers set forth in Contacts and Responsibilities (appendix 5); or to such other addresses or facsimile numbers as a Party shall designate by notice, similarly given, to the other Party. Notices or written communications shall be deemed to have been sufficiently made or given: (i) if mailed, fourteen (14) days after being dispatched by mail, postage prepaid; (ii) if by air courier, seven days after delivery to the air courier company; or (iii) if by facsimile with confirmed transmission, within five (5) days of transmission.

All correspondence, reports and communications related to this agreement shall be in English. In cases where testing procedures, training and directions are in local language, translated copies must be available as requested.

13.	Counterparts

This Quality Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Quality Agreement shall constitute an original.

IN WITNESS WHEREOF, the Parties have executed this Quality Agreement as of the date below.

Maco Pharma		Macrocure Ltd.

signature:	/s/ Ronald De Lagrange Chancel	signature:	/s/ David Ben Ami

name:	Ronald De Lagrange Chancel	name:	David Ben Ami

designation:	CEO	designation:	Chairman

Date:	24/3/2014	Date:	March 2014

Appendix 1 of the quality agreement: Listing of Activities

Appendix 2 of the quality agreement: Cost for Validation

Appendix 3 of the quality agreement: Product Specifications: Monocytes/Macrophages Preparation System

Appendix 4 of the quality agreement: Product Specifications: Transfer Bags 10 Packs 40mL

Appendix 5 of the quality agreement Contacts and Responsibilities

Appendix 6 of the quality agreement third party contractors

Appendix 7 of the quality agreement, approved manufacturing and quality control sites

Quality Agreement appendix 1: Listing of Activities

Section:	Responsibilities	Macrocure	Manufacturer
1. General	Follow applicable current Good Manufacturing Practices (cGMPs), and locally imposed requirements for methods, facilities and controls used for the manufacture, processing, packaging, storage and testing of the Product(s).		√
	Maintain controlled access to its premises.		√
	Manufacture, sterilize, package, store and test the Product(s) and materials in an environment meeting the applicable cGMP regulations, which is designed, constructed and maintained in a manner that a) permits the operation therein to be performed under clean, sanitary and orderly conditions; b) permits the effective sterilizing of Products; and c) prevents the contamination of the Product(s)		√
	Manufacture the Product(s) in adherence to applicable regulatory submissions.		√
	Operate in compliance with applicable environmental, occupational health and safety laws and regulations.		√
	Maintain a quality unit that is independent of production that fulfills both quality assurance and quality control responsibilities.		√
	Involve the quality unit in all quality related matters and have them review and approve all quality related documents.		√
	As it relates to this Quality Agreement, notify the other Party of name change, corporate reorganization, consolidation, merger or acquisition or sale of the Party’s company. Notify other Party of key personnel changes.		√
	Maintain and execute internal cGMP audit program.		√
	Manufacturer needs to inform Macrocure for any change/replacing of suppliers for any of the items which are used to prepare both sets.		√
	Manufacturer need to inform Macrocure immediately if Manufacturer finds any problem in the manufacturing of the sets or in their stability.		√
	Manufacturer will inform Macrocure by email or by fax with the timelines for delivery as per manufacturing of each batch: Manufacturing time, when the samples were send to Macrocure, sterilization time, when the products are packed and ready for shipment. This in order to avoid delays in supply and to maximize the period for using the products.		√
	Have a suitable qualification program for evaluation of suppliers and/or manufacturers of purchased key raw materials. Maintain and execute a quality audit program for manufacturers of starting materials. A formal audit report should be issued upon qualification. Upon Macrocure’s request, the Manufacturer will provide its conclusion.		√

Section:	Responsibilities	Macrocure	Manufacturer
2. Right to audit

Manufacturer shall allow Macrocure or its representatives to audit Manufacturer’s facilities and systems and review documents as they relate to the manufacture of the Product(s), once per annum. Such inspections and document review shall be conducted by Macrocure, or on its behalf, at a time, date and duration mutually agreeable to the Manufacturer and Macrocure.

The Manufacturer will allow Macrocure an access of up to three (3) auditors to perform the audit. Any request for additional auditors, will be agreed upon by the Parties.

Macrocure retains the right to conduct additional “for cause” audits.

√
	Specific goals/scope of the audits and proposed dates will be agreed upon mutually by Macrocure and the Manufacturer. The annum audit should take place within no longer than sixty (60) calendar days from the date request by Macrocure.		√

Issue responses to all deviations documented in the issued audit report in writing to Macrocure Quality Assurance within thirty (30) calendar days of receipt of the report.

Any additional auditor questions should be answered within thirty (30) calendar days.

√
3. Authority Inspections	Notify Macrocure promptly (at a minimum via telephone followed up by written notice) of any Regulatory Authority inspection report, deficiency letter or written regulatory compliance observation, which contains significant adverse finding and objectionable conditions, regardless of which products were covered on inspection) or the facilities used to produce, test or store the Product(s). A significant adverse finding is herein defined as the following: conditions, practices, or processes that adversely affect or may potentially adversely affect Product(s) or service quality and/or the rights, safety or well being of subjects/patients and/or the quality and integrity of data, documentation, or other materials or information addressed in the inspection.		√
	Provide copies of the inspection report, deficiency letter or written regulatory compliance observation that relate to the Product(s) s or the facilities used to produce, test or warehouse the Product(s) sold to Macrocure or significant adverse finding and objectionable conditions, regardless of which products were covered on inspection. This shall be edited to exclude Manufacturer or other Macrocure’s proprietary information or a complete summary report containing the description of the adverse finding as stated in the inspection report, deficiency letter or regulatory compliance observation to Macrocure by facsimile or electronically within five (5) business days of the receipt of the inspection report.		√

Section:	Responsibilities	Macrocure	Manufacturer
	Assist in the successful conduct of any regulatory agency or third party inspections as deemed necessary to support licensure of the CureXcell product.		√
4. Regulatory	Responsible for submission, maintenance, approvals of regulatory filings applicable to the Product(s), any payments required by regulatory authorities for such submission and maintenance will be cover by Macrocure.		√
	Responsible for providing to the health authorities all requested documentation/data required for regulatory filings.		√
	Provide a letter of cross reference to Macrocure for their regulatory filing on file with the EU and FDA, regarding their manufacturing and testing facilities and quality procedures. Updated letters should be automatically provided to Macrocure should changes to the information on file be made.		√
	Responsible for communicating to the other Party approvals, deficiencies or rejections by agencies regarding submissions, amendments or updates. All non confidential data will be sent by the Manufacturer directly to Macrocure. All confidential data will be sent by the Manufacturer directly to the regulatory agency, with Macrocure’s cover/access letter. The Manufacturer should provide proof that the data was sent to the regulatory agency.	√	√
	Responsible for submission and maintenance of manufacturing site(s) registration and obtaining labeler code as required by regulatory agencies.		√
	Coordinate the activities necessary to ensure readiness prior to Regulatory Agency Pre-Approval Inspection (PAI).	√	√
	Provide letter of authorization for Macrocure to permit reference to Manufacturer’s regulatory submissions in the registration of Macrocure’s drug product.		√
5. Complaints	Have written procedures in place to document, investigate, and respond to all quality related complaints.		√
	Provide a written report of the results of the investigation to Macrocure as soon as possible, and within not more than thirty (30) calendar days.		√
	Retain complaint investigation records and evaluate trends and severity. Implement corrective and preventive actions as necessary.		√
6. Validations	Have a written company validation policy with intentions and approach to validation.		√
	Validation should extend to those operations identified and determined to be critical to the quality of the Product(s).		√
	Have a written master validation/qualification plan for the facilities, equipment / instruments, manufacturing process, cleaning procedures, analytical procedures, in process control tests and computerized systems as appropriate. These to be approved by the quality unit.		√

Section:	Responsibilities	Macrocure	Manufacturer
	Manufacturer shall maintain a cleaning validation program to ensure that the cleaning processes of the manufacturing equipment can effectively remove residues and cleaning agents to minimize cross contamination		√
	Responsible for developing, preparing and maintaining validation documentation approved by the quality unit, including protocols, reports and associated documentation.		√
	Qualify as necessary all critical systems and equipment used for the manufacture and control of Product(s) (Installation Qualification (IQ), Operational Qualification (OQ), and/or Performance Qualification (PQ)).		√
	Allow Macrocure access to the validation documentation for the Product(s) during an onsite audit.		√
	Validation documents should be archived for as long as Product is manufactured or for ten (10) years after the version became obsolete.		√
7. Cross Contamination	Manufacturer shall have in place a program to monitor and manage cross contamination risk in all facilities processing the Product. This program shall comply with the ICH Q9, or any other relevant guidance document.		√
8. Documentation	Have a controlled system to initiate, review, revise, approve, obsolete and archive all Good Manufacturing Practices documentation. At a minimum, all production, control, and distribution records should be retained for at least one (1) year after the expiry date of the batch.		√
	Manufacturer quality units should review and approve all appropriate quality related documents.		√
	Have written procedures for the review and approval of all batch documentation.		√
	Maintain a document control system for specifications and test methods, including: raw materials, Product(s) labeling, packaging materials and other materials that would likely affect Product(s) quality.		√
	Any electronic records will be stored in such a manner as to maintain their traceability, reliability, and integrity throughout the required record keeping timeframes established in applicable regulations.		√
	Where applicable, electronic signatures used on the certificate of analysis or other controlled documents should be authenticated and secure.		√

Section:	Responsibilities		Macrocure	Manufacturer
9. CoA	Provide a complete Certificate of Analysis for each batch of Product(s) shipped to Macrocure on the Manufacturer’s official and legal letterhead. The Certificate of Analysis shall be dated and signed by a responsible person of the Manufacturer’s Quality Unit. The Certificate of Analysis states that the batch is suitable for release, containing “at minimum” the following information: Manufacturers name and production site address, incl. telephone number

	☐	Product(s) name(s) and grade(s) (if applicable)

	☐	Manufacturer’s batch/lot number

	☐	Test parameters and corresponding specification requirements		√

	☐	Reference to the testing methods

	☐	Test results (numerical, where applicable) for each chemical, physical or microbiological test performed

	☐	Date of manufacture

	☐	Date of release and expiration or retest date of the Product(s)

	☐	Sterilization methods

	☐	Unique Manufacturer’s Product(s) number(s) or Name

	☐	Batch quantity
10. GMP Certificate	-Provide internal cGMP certification; signed by Manager of Quality department, that the Product(s) is manufactured according to GMP.
	-Provide external cGMP certification provided by regulatory authorities (for US certification can be FDA EIR cover letter stating acceptability of the plant).			√

Section:	Responsibilities		Macrocure	Manufacturer
11. Personnel	•	Retain an adequate number of personnel qualified by appropriate education, training and/or experience to perform and supervise the manufacture and control of the Product(s).

	•	Define personnel responsibilities in writing.

	•	Training is to be carried out and documented by qualified individuals on a continuous basis to assure that employees remain familiar with requirements applicable to them.

	•	Personnel shall be required to practice good sanitation and health habits.		√

	•	Ensure and document that all consultants advising on the manufacture and control of Product(s) have sufficient education, training, and/or experience to advise on the subject(s) for which retained.

	•	Train and qualify adequate numbers of personnel to carry out all of its duties under this Quality Agreement. Such training will ensure that all personnel actively engaged in the Processing and Packaging of Product(s) have the education, training and experience to perform their duties in compliance with all cGMP requirements
12. Product Quality Review	Have procedures to annually conduct and document Product Quality Reviewed (PQR) with the objective of verifying the consistency of the process.
Manufacturer provides PQR to each device that include the following information:
Number of lots manufactured during the reporting timeframe.
Number of lots released versus rejected.
Listing of investigations and their outcomes; such as CAPAs and OOS’.
Listing of any recalls and/or complaints.
Summary of change controls that occurred during the reporting timeframe.
Shelf life study reports/updates/ongoing studies.
Trend analysis of release test results for batches that were tested during the reporting timeframe
	Validations status			√
13. Change	Manufacturer is responsible to categorize the changes according to the relevant guidelines.			√

Section:	Responsibilities	Macrocure	Manufacturer
Control	Manufacturer is responsible for notifying Macrocure, within a reasonable time, of any changes that could impact the quality, purity or safety of the Product(s) or alter the typical profile of the Product(s) including changes in specifications of the Product(s) should be pre-approved by Macrocure in writing. These may also include, but not be limited to, changes involving raw materials and their suppliers; formula, establishment locations; manufacturing & packaging processes including sterilization process,; additional products brought into the line, testing procedures: major manufacturing equipment: lot numbering scheme: container closure systems; tamper evidence features: key personnel; and product discontinuation.
	The Manufacturer is responsible to notify Macrocure of any changes submitted to the Authorities and/or Macrocure’s existing regulatory filings. The Manufacturer will not implement any changes without a prior written confirmation from Macrocure for dedicated products and major changes		√
	Issue to Macrocure a written evaluation of the significant change including change justification so that Macrocure can determine the impact of use of Product(s) with proposed change in Macrocure’s Finished Product(s).		√
	Manufacturer will not implement any changes that could impact the quality, purity or safety of the Product(s) or alter the typical profile of the Product(s) including changes in specifications of the Product(s) agreed upon with Macrocure without a prior written confirmation from Macrocure.		√
	Manufacturer shall follow a documented change control system in place.		√
	Jointly establish a strategy to secure regulatory approvals for changes requiring regulatory submissions as necessary.	√	√
14. Deviations and OOS	Have procedures for the identification, investigation, and reporting of deviations and Out-of-Specification (OOS) results that occur during the manufacture and testing of the Product(s).		√

Document and explain all deviations from established procedures. Investigate OOS results and critical deviations. Extend the investigation to other lots that may have been associated with the failure as appropriate. Include preventive actions and track these to completion.

Inform Macrocure of any manufacturing deviation that might affect the quality of a batch of material supplied and provide supporting documentation of the investigation (as described in the Manufacturing agreement)

√
	In case of serious quality incidents observed after the shipment to Macrocure of batches of the Product(s), manufacturer shall notify Macrocure within 20 days. (as described in the Manufacturing agreement)		√

Section:	Responsibilities	Macrocure	Manufacturer
15. Reprocess	Manufacturer will have procedures for batch adjustments and reprocessing, if applicable. Reprocessing shall be performed according to the registration dossier and ICH Q7 and should be part of approved registration dossier.		√
	Manufacturer will not blend Out of Specification batches with other batches for the purpose of meeting specifications.		√
16. Quality Aspects	Procure, test as required, and release raw materials and packaging and labeling materials used in manufacture of Product(s).		√
	Establish and document specifications for raw materials, Product(s) labeling and packaging materials and other materials that would likely affect Product(s) quality.		√
	Prepare/develop master batch production records in accordance with applicable cGMP requirements or guidelines, as applicable for lifecycle of Product(s).		√
	Inspect, weigh and measure raw materials used for Product(s) manufacturing and verify critical weighing by a second individual or validated automated system.		√
	Perform in-process testing as specified in approved master batch records and define acceptance criteria for in process testing.		√
	Manufacture Product(s) in a manner that prevents contamination by other materials including carryovers.		√
	Provide Product(s) label to include: name and address of the Manufacturer, identifying code, batch number, quantity of contents, storage and special transport conditions if applicable, on the external box, the expiry date and any special requirements. Revise label per change control as necessary.		√
	Review and approval of batch production records by quality unit prior to batch release.		√
	Release Product(s) by quality unit. Manufacturer will not ship any Product to Macrocure until the Product is released, unless prior written approval has been received from Macrocure to perform such a shipment under quarantine.	√	√
	Have a defined pest control program		√
17. Storage, Distribution and shipment	Maintain storage facilities appropriate for conditions specified on the Product(s) label(s) and registration file. Maintain records of any critical storage conditions.

If storage conditions are critical for the storage of material characteristics, perform temperature mapping to assure temperature is within pre-define limits.

	Maintain records of any critical deviation to the temperature.		√
	Have systems for controlling quarantined, rejected or recalled materials.		√

Section:	Responsibilities	Macrocure	Manufacturer
	Transport Product(s) to Macrocure in a manner that does not adversely affect its quality. Manufacturer should ensure that the contract acceptor for transportation of the Product(s) knows and follows the appropriate transport and storage conditions. Special transport or storage conditions of the Product(s) shall be stated on the label.	√
	Macrocure will qualify the shipping process, carriers and shipping agents used to transport the Product(s). Manufacturer will assist as required.	√	√
	Use heat-treated pallets for storage and shipment of Product(s) according to ISPM 15.		√
	Disposal of samples, printed packaging components, waste and rejected Products and Raw materials in a safe and controlled manner.		√
18. Laboratory Control	Have written procedures for sample management, testing, approval, disposition, recording, storage, retention and disposal of laboratory data.		√
	Retain samples of material and finish products as required by regulatory agencies and for a period of time as required by the regulatory guidelines. Samples shall be sufficient to perform at least two (2) full specification analyses in packages that are equivalent to the commercial packaging.		√
	Have written procedures and appropriately document the preparation, use and management of reagents, solutions, and standards.		√
	Have appropriate specifications and test procedures for the Product(s) which are consistent with the applicable approved filing and/or compendial monograph.	√	√
	Test Product(s) in accordance with approved validated or qualified methods and specifications using calibrated equipment.		√
	Have a program for qualification, calibration, and preventive maintenance of the equipment.		√
	Responsible for analytical method development, qualification and or validation as appropriate.		√
Responsible to provide to Macrocure any in-house methods, including validation reports, used for testing according to the agreed specifications (where there are no compendia methods).
	Compendial analytical methods must be verified and all other methods must be validated prior to use.		√
	Manufacturer shall provide to Macrocure non-compendia, reference standards and impurities which are not commercially available in amounts necessary to perform the analyses of the Product(s).		√
	Transfer of any applicable analytical lab procedures to Macrocure as part of technology transfer		√

Section:	Responsibilities	Macrocure	Manufacturer
19. Stability	Maintain a documented, ongoing stability program to monitor the stability of the Product(s) using stability indicating procedures.		√
	Data analysis and trending reporting will be performed.		√
	On Going stability program will include one batch per product family per year.		√
	Approval of stability reports for shelf life determination and or modification	√	√
	OOS notification to Macrocure will be provided within forty-eight (48) hours from discovery and investigation conclusions will be provided upon completion of the investigation.		√
	Use data to confirm appropriateness of storage conditions and retest period.		√
	Store stability samples in commercial size and/or simulated market containers under ICH storage conditions.		√
	Place the first three (3) commercial production batches from the first production campaigns and at least one batch per annum (if a batch is produced during the year) on stability or as required by applicable regulatory agencies.		√
	Manufacturer shall provide stability data to Macrocure upon reasonable request.		√
20. Recall	In the event that a recall, withdrawal, or field correction is required because the Product(s) is not in compliance with applicable laws, regulations, Specifications, or is deemed unacceptable for some other reason, whether or not such action is requested by any governmental agency, the initiating Party shall notify the head of Quality Assurance of the other Party. In the conduct of the recall, withdrawal, or field correction, the Parties shall fully cooperate in notifying customers and conducting the necessary activities.

	In the event of a recall, stock recovery or market withdrawal of Macrocure’s Finished Product, the following shall apply: Manufacturer and Macrocure shall consult with each other in a timely manner. The final decision to recall any of Macrocure’s Finished Products shall be made by Macrocure.	√	√
	Manufacturer will have procedures in place to facilitate the recall of Product(s) as necessary. Manufacturer will provide assistance to Macrocure for the recall of a Finished Product(s) incorporating the Manufacturer’s Product(s).		√

Activities that have not been completed yet will be accomplished by Manufacturer according to the appendix 2 of this Quality Agreement.

Quality Agreement, appendix 2: Costs for Validation

Listed below are the costs for validation of the process at 2 sites, and to reach the content of the appendix 1, and the Manufacturing Agreement.

Project manager supported by Macrocure: *****/ Year until Macrocure gets the FDA/CE registration.

*****:

Cost per operation to reach the content of the Quality Agreement of the Product for the French Factory. Deadline 12 months

Cleaning Validation	*****
Solution Validation	*****
Sterilisation and pasteurization Validation	*****
Sterility test method validation	*****
Endotoxin test method validation	*****
Raw material test method validation	*****
Process Validation	*****
Bioburden test method validation	*****
Biocompatibility study	To be confirm but between
Leachable extractable study	*****

Qualification cost for second factory (Poland) for production of these devices total cost: ***** + products cost. Deadline 6 months after the French Factory validation.

Cleaning Validation	*****
Solution Validation	*****
Sterilisation and pasteurization Validation	*****
Process Validation	*****
Translation Cost	***** Adjustable.

‘

The following products are required for the validations:

France Validation: 3 Batches of ***** Units Total ***** Units *****

Poland Validation: 3 Batches of ***** Units. Total ***** Units *****

Discount of ***** will be applied on the cost of the products.

*****

France Validation: Total Cost of *****

Poland Validation: Total Cost of *****

Additional studies cost:

Biocompatibility study	To be confirm but between
Leachable extractable study	*****

Quality Agreement, appendix 3: Product Specifications

Monocytes/Macrophages Preparation System

(attached client signed specification: SP 2001 Revision: 3 / Effective date: 01-Feb-14 Copy N°2 Date 05-Feb-14)

Quality Agreement, appendix 4: Product Specifications:

Transfer Bags 10 Packs 40mL

(attached client signed specification: SP 2003 Revision: 3 / Effective date: 01-Feb-14 Copy N°2 Date 05-Feb-14)

Quality Agreement, appendix 5: Contacts and Responsibilities

Manufacturer:

Manufacturer
Name:	Frederic LEBRUN
Site	MacoProductions 1
Title:	Head Pharmacist
Phone	33320118525 /
Address (mail/delivery):	200 Chaussée Fernand Forest 59200 Tourcoing France
E-mail Address:	frederic.lebrun@macopharma.com
With a Copy to:
Name:	Raphael GAVROY
Site	MacoProductions 1
Title:	Export Sales Manager
Phone/Fax:	+33676489068 / +33320118562
Address (mail/delivery):	200 Chaussée Fernand Forest 59200 Tourcoing France
E-mail Address:	raphael. gavroy@macopharma. com

Quality agreement, appendix 5: Contacts and Responsibilities

Macrocure:

Macrocure
Name:	Pazit Waks
Title:	Head of Quality
Phone/Fax:	972-54-6285073
25 Hasivim St.
Address	Petach Tikva
(mail/delivery):	Israel
E-mail Address :	Pazit@macrocure.com
With a Copy to:
Name:	Smadar Hartuv
Title:	Quality specialist
Phone/Fax:	972-52-5406012

Address	25 Hasivim St.
(mail/delivery):	Petach Tikva
Israel
E-mail Address:	smadar@macrocure.com

Quality agreement, appendix 6: third party contractors

Contractor Name	Contracted activity	Contractor Name and Address
Not applicable

Quality agreement, appendix 7: approved manufacturing and quality control sites

Site Name	Activity	Address
MacoProductions 1	Manufacture	200 Chaussée Fernand Forest 59200 Tourcoing France

MacoProductions 3	Manufacture	Rue Lorthiois 59420 Mouvaux France

MacoProductions Pologne	Manufacture	SP Z.o.o ul Szwajcarska 54405 Wroclaw Poland
MACO MD	Manufacture	Lot 99 ZI Chotrana 2 2056 Raoued Tunisia

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